Exhibit (d)-(2)

SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2015 (this “Amendment”), is made by and among New WuXi Life Science Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), WuXi Merger Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands (the “Company”).

WHEREAS, on August 14, 2015, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, as amended by the Amendment to the Agreement and Plan of Merger dated as of October 20, 2015 (the “Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to enter into this Amendment, which shall amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Section 2.02(d) of the Agreement shall be amended and replaced in its entirety by the following:

“(d) Each former holder (or his or her designee) of a Company RSU that is cancelled at the Effective Time shall, in exchange therefor:

(i) for each Company RSU that is vested or would be vested on or before December 31, 2016 in accordance with its terms, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the date of the cancellation of such Company RSU (without interest), a cash amount equal to the Per Share Merger Consideration;

(ii) for each Company RSU held by any of certain management employees as the Board shall identify before the Effective Time (each, an “Identified Employee”) that would be vested after December 31, 2016 in accordance with its terms, be paid by the Surviving Company or one of its Affiliates, a cash amount equal to the Per Share Merger Consideration, as soon as practicable (and in any event no more than two (2) months) after the date on which such Company RSU will be vested in accordance with its original vesting schedule and subject to its original terms (each, a “Vesting Date”) if such former holder remains a Service Provider on such Vesting Date; provided, however, that if such former holder ceases to be a Service Provider on or before such Vesting Date due to the death or Disability of such former holder, the former holder’s right to receive any remaining portion of such cash payment shall accelerate and vest on the former holder’s ceasing to be a Service Provider and such remaining payment shall be made as soon as practicable (and in any event no more than two (2) months) after the date on which the former holder ceases to be a Service Provider; or

(iii) for each Company RSU held by any former holder other than the Identified Employees that would be vested after December 31, 2016 in accordance with its terms, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the date of the cancellation of such Company RSU (without interest), a cash amount equal to the Per Share Merger Consideration.”

2. The following paragraph shall be added to Section 2.02 as Section 2.02(g):

“(g) For the purpose of this Section 2.02,

“Disability” shall mean permanently and totally disabled under Section 22(e)(3) of the U.S. Code or total disabled under applicable PRC laws.

“Service Provider” shall mean an employee, director or consultant of the Surviving Company or one of its Subsidiaries.”

3. The following lines shall be inserted in the table in Section 9.03(b) of the Agreement:

“Disability	Section 2.02(g)”

“Identified Employees	Section 2.02(d)”

“Service Provider	Section 2.02(g)”

“Vesting Date	Section 2.02(d)”

4. This Amendment shall be deemed incorporated into, and form a part of, the Agreement and have the same legal validity and effect as the Agreement. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall remain in full force and effect, and all references to the Agreement shall hereafter refer to the Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

5. Section 9.09 (Governing Law; Dispute Resolution) of the Agreement is hereby incorporated herein mutatis mutandis.

6. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WuXi PharmaTech (Cayman) Inc.

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	Chief Financial Officer

New WuXi Life Science Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

WuXi Merger Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director